PREMIER VALLEY BANK

EQUAL HOUSING LENDER

MEMBER FDIC

Fellow Shareholders:

As you probably already know, Premier Valley Bank has signed an agreement to merge with Heartland Financial USA, Inc. (NASDAQ: HTLF). We thought you might be interested in knowing more about this transaction.

The Boards of Directors of both organizations have unanimously approved the merger; however, the merger remains subject to approvals by both company’s regulatory authorities and by Premier Valley Bank shareholders, as well as the satisfaction of customary closing conditions. It is currently anticipated that we will obtain all necessary approvals and complete the transaction in the 4th quarter of 2015, with systems conversion to be completed during the 1st quarter of
2016.

Under the terms of the agreement, Premier Valley Bank will remain a separately chartered California bank and simply become a wholly‐owned subsidiary of Heartland, continuing to operate as Premier Valley Bank under the direction of our present management team. Premier Valley Bank shareholders will receive an aggregate of approximately $95 million ($7.73 per share), 30% of which will be in cash and 70% of which will be in shares of HTLF common stock.

We strongly believe that the merger is good for our markets, customers and shareholders. Advantages include:

•	Being part of a larger organization in today’s challenging regulatory environment.

•	Technological advances and new electronic delivery channels.

•	Depth in product categories like wealth management, treasury management and mortgage lending for our customers.

•	Higher lending capabilities for customers.

•	HTLF common stock trades approximately 70,000 shares daily, providing greater liquidity for shareholders.

•	Heartland has a proven strategy of providing the “Big Bank Punch with the Community Bank Touch” and will maintain the rich tradition of excellent service at Premier Valley Bank.

It is important to reemphasize that we will operate as an independent business unit in a “business as usual” manner throughout this transition and beyond. We will continue to operate all Premier Valley Bank and Yosemite Bank locations with the same customer‐service people, including the Executive Management Team.

255 East River Park Circle, Suite 180 | Fresno, CA 93720 | Ph. (559) 438‐2002 | Fax (559) 432‐0572

A meeting of the Premier Valley Bank shareholders will be scheduled in the coming months. You will be notified at least 30 days in advance of that meeting.

We greatly appreciate your support as a shareholder, many of you for 14 years from the inception of Premier Valley Bank. I would be glad to personally address any questions or comments you may have, as would any member of our Executive Management Team.

Sincerely,

J. Mike McGowan
President and CEO

Heartland Financial USA, Inc. intends to file a registration statement on Form S‐4 to register the shares of its common stock that will be issued to Premier Valley Bank shareholders in the merger. The registration statement will include a proxy statement/prospectus that will be used to solicit proxies for the special meeting of the Premier Valley Bank shareholders at which the merger will be considered. The proxy statement/prospectus will contain important information about Premier Valley Bank, Heartland Financial USA, Inc. and the merger. We urge all Premier Valley Bank shareholders to read the proxy statement/prospectus carefully when it becomes available. Once filed, the registration statement, the proxy statement/prospectus and related documentation will be available at no charge at the SEC’s website (www.sec.gov), Heartland Financial USA, Inc.’s website (www.htlf.com), or by contacting Bryan R. McKeag, Executive Vice President and Chief Financial Officer of Heartland Financial USA, Inc. (563‐589‐1994), or J. Mike McGowan, President and Chief Executive Officer of Premier Valley Bank (559‐256‐6407).

255 East River Park Circle, Suite 180 | Fresno, CA 93720 | Ph. (559) 438‐2002 | Fax (559) 432‐0572